UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/01/2007

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 1, 2007, MCG Capital Corporation (the "Company") entered into the fifth amendment to its MCG Commercial Loan Funding Trust facility, funded by Three Pillars Funding LLC ("Three Pillars"), an asset-backed commercial paper conduit administered by SunTrust Capital Markets, Inc. Pursuant to this amendment, the $250.0 million facility provided by Three Pillars has been divided and will be funded through two separate Variable Funding Certificates ("VFCs"), a $218.8 million Class A VFC and a $31.2 million Class B VFC. The Class A VFC will maintain the same advance rate, of up to 70% of eligible collateral, and the same interest rate, the commercial paper rate plus 0.95%, as was in effect immediately prior to this amendment. The Class B VFC has an advance rate of 10% of eligible collateral and bears interest at the commercial paper rate plus 1.75%. This amendment effectively increases the Company's overall borrowing advance rate by 10% from a maximum of 70% of eligible collateral to a maximum of 80% of eligible collateral, which will allow the Company to borrow up to $250.0 million under the facility using less collateral than previously required.   Other minor modifications were also made.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1: Fifth Amendment to Sale and Servicing Agreement, dated as of February 1, 2007, among MCG Commercial Loan Funding Trust, MCG Capital Corporation, Three Pillars Funding LLC, SunTrust Capital Markets, Inc., and Wells Fargo Bank, National Association.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: February 01, 2007	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1
Fifth Amendment to Sale and Servicing Agreement, dated as of February 1, 2007, among MCG Commercial Loan Funding Trust, MCG Capital Corporation, Three Pillars Funding LLC, SunTrust Capital Markets, Inc., and Wells Fargo Bank, National Association